Dated February 13, 2026

LIORA TECHNOLOGIES EUROPE LTD

and

SIDNEY BRAUN

CONSULTANCY AGREEMENT

..,,,,,,/// ASSERSON

TABLE OF CONTENTS

CLAUSE

SCHEDULE

THIS CONSULTANCY AGREEMENT is made on the 13th day of February, 2026 (the **Agreement**)

PARTIES:

(1) **Liora Technologies Europe Ltd,** a company incorporated in England and Wales, with company number 16769824 and having its registered office at 20 Wenlock Road, London, England, N1 7GU **(Liora)**; and

(2) **SIDNEY BRAUN** of 33 Yeomans Road, Toronto, ON M3H 0A6, Canada (the **Consultant**),

each a **Party** and together the **Parties.**

IT IS HEREBY AGREED AS FOLLOWS:

1 INTERPRETATION

1.1 The following definitions and rules of interpretation apply in this Agreement (unless the context requires otherwise).

Board	the board of directors of Liora, which shall initially include the Consultant and two duly appointed directors by Lixte Biotechnology Holdings, Inc. (including any committee of the board duly appointed by it).
Business Day	a day, other than a Saturday, Sunday or public holiday in England, when banks in London are open for business.
Business of Liora	Liora is a subsidiary of Lixte Biotechnology Holdings, Inc, **(Lixte)**, clinical-stage public pharmaceutical company dedicated to discovering drugs for more effective treatments for cancer, that has acquired Liora, a company with a technology for proton therapy treatment.
Capacity	as agent, consultant, director, employee, owner, partner, shareholder or in any other capacity.
Confidential Information	information in whatever form (including in written, oral, visual or electronic form or on any magnetic or optical disk or memory) and wherever located relating to Liora's or any Group Company's business, clients, customers, suppliers, products, assets, affairs and finances that is confidential to Liora or any Group Company and trade secrets relating to Liora's or any Group Company's business or any of its suppliers, clients, customers, agents, distributors, shareholders, management or business contacts, including technical data and know-how, that the Consultant creates, develops, receives or obtains in connection with the Agreement, whether or not such information (if in anything other than oral form) is marked confidential.

Controlling Interest	ownership of shares (or the right to exercise the votes attaching to shares) of Liora that is sufficient to control its major decisions and/or which confer in the aggregate fifty (50) percent or more of the total voting rights conferred by all the shares for the relevant time being in issue and conferring the right to vote at all general meetings.
Copies	copies or records of any Confidential Information in whatever form (including in written, oral, visual or electronic form or on any magnetic or optical disk or memory) and wherever located, and extracts, analysis, studies, plans, compilations or any other way of representing or recording and recalling information which contains, reflects or is derived or generated from Confidential Information.
Data Protection Legislation	all applicable data protection and privacy legislation as may be applicable to the parties, including the retained EU law version of the General Data Protection Regulation ((EU) 2016/679) (**UK GDPR**), the Data Protection Act 2018 (and regulations made thereunder) or any successor legislation, and all other legislation and regulatory requirements in force from time to time which apply to a Party relating to the use of personal data (including, without limitation, the privacy of electronic communications).
Group Company	Liora, its subsidiaries or holding companies from time to time and any subsidiary of any holding company from time to time.
Incapacity	the Consultant is for a period of 60 consecutive days or more, unable to perform Consultant's duties effectively, for reasons such as emotional, mental or physical illness, deficiency or disability.
Intellectual Property Rights	patents, utility models, rights to Inventions, copyright, discoveries, processes, techniques, methods, ideas, concepts, research, proposals, and neighbouring and related rights, moral rights, trademarks and service marks, business names and domain names, rights in get-up and trade dress, goodwill and the right to sue for passing off or unfair competition, rights in designs, rights in computer software, database rights, rights to use, and protect the confidentiality of, confidential information (including know-how and trade secrets) and all other intellectual property rights, in each case whether registered or unregistered and including all applications and rights to apply for and be granted, renewals or extensions of, and rights to claim priority from, such rights and all similar or equivalent rights or forms of protection which

subsist or will subsist now or in the future in any part of the world.

Invention	any invention, idea, discovery, development, improvement or innovation made by the Consultant in connection with the provision of the Services, whether or not patentable or capable of registration, and whether or not recorded in any medium.
Liora Property	all documents, books, manuals, materials, records, correspondence, papers and information (on whatever media and wherever located) relating to the Business of Liora or Group Company or its or their customers and business contacts, and any equipment, keys, hardware or software provided for the Consultant's use by Liora during the Agreement, and any data or documents (including copies) produced, maintained or stored by the Consultant on the computer systems or other electronic equipment of Liora during the Agreement.
Liora Successor	any subsidiary or associated company of Liora into which the whole or substantially the whole of the assets and undertaking of Liora have been transferred.
Retainer	has the meaning given to it in clause 4.1.
Sale	the completion of an acquisition by one or more parties of a Controlling Interest in Liora or any Liora Successor, or the completion of a sale or other disposal of the whole or substantially the whole of the assets and undertaking of Liora or any Liora Successor, provided such Sale is for fair market value.
Services	the services described in Schedule 1.
Start Date:	1 February 2026.
Termination Date	the date of termination of this Agreement, howsoever arising.
Works	all records, reports, documents, papers, drawings, designs, transparencies, photos, graphics, logos, typographical arrangements, software programs, inventions, ideas, discoveries, developments, improvements or innovations and all materials embodying them in whatever form, including but not limited to hard copy and electronic form, prepared by the Consultant in connection with the provision of the Services.

1.2 A reference to **writing** or **written** includes email.

1.3 The headings in this Agreement are inserted for convenience only and shall not affect its construction.

1.4 A reference to a particular law is a reference to it as it is in force for the time being taking account of any amendment, extension, or re-enactment and includes any subordinate legislation for the time being in force made under it.

1.5 Unless the context otherwise requires, words in the singular shall include the plural and, in the plural, shall include the singular.

1.6 The Schedule forms part of this Agreement and shall have effect as if set out in full in the body of this Agreement. Any reference to this Agreement includes the Schedule.

1.7 Any words following the terms **including, include, in particular, for example** or any similar expression shall be interpreted as illustrative and shall not limit the sense of the words preceding those terms.

1.8 A **subsidiary** is a company controlled by another company, known as the **holding company**, which holds a majority of its shares and influences its operations and decisions.

2 TERM OF ENGAGEMENT

2.1 Liora shall engage the Consultant, commencing on the Start Date and shall continue on a month-to-month basis thereafter unless earlier terminated in accordance with this clause 2.1 or clauses 2.3, 2.4 or 13 (the **Term**). Notwithstanding the foregoing, either Party may terminate upon 12 months prior written notice to the other Party. Any such termination by Liora pursuant to the prior sentence may be effectuated earlier than 12 months provided that Liora continues to pay the monthly Retainer set forth in clause 4.1 for the entire 12-month termination period.

2.2 The Consultant shall provide the Services on the terms of this Agreement.

2.3 Consultant or Liora may terminate this Agreement, effective immediately upon written notice to the other party to this Agreement, if the other party materially breaches this Agreement, and such breach is incapable of cure, or with respect to a material breach capable of cure, the other party does not cure such breach within 30 calendar days after receipt of written notice of such breach.

2.4 The Agreement shall start on the Start Date and shall continue unless and until terminated as provided by the terms of this Agreement.

3 DUTIES AND OBLIGATIONS

3.1 During the Agreement, the Consultant shall:

(a) provide the Services with reasonable care and skill, and use his reasonable endeavours to promote the interests of Liora and any Group Company;

(b) unless prevented by ill health or accident, devote on average at least 17 days in each calendar month to the carrying out of the Services together with such additional time if any as may be necessary for the proper performance of the Services; and

(c) promptly give to the Board all such information and reports as it may reasonably require in connection with matters relating to the provision of the Services or the Business of Liora or any Group Company.

3.2 If the Consultant is unable to provide the Services due to illness or injury, the Consultant shall advise Liora of that fact as soon as reasonably practicable.

3.3 The Consultant shall use his reasonable endeavours to ensure he is available on reasonable notice to provide such assistance or information as Liora may require.

3.4 The Consultant shall comply with all reasonable standards of safety and comply with Liora's health and safety procedures from time to time in force at any of Liora or relevant Group Company's premises at which the Services are provided, and report to Liora any unsafe working conditions or practices.

3.5 Upon Liora's prior written approval, the Consultant may use a third party, at Liora's cost, to perform any administrative, clerical or secretarial functions which are ancillary or incidental to the provision of the Services, provided that:

(a) such costs are reasonable; and

(b) the third party is bound by confidentiality obligations no less restrictive than those set out in this Agreement.

3.6 The Consultant shall:

(a) comply with all applicable laws, regulations, codes and sanctions relating to anti-bribery and anti-corruption; and

(b) not engage in any activity, practice or conduct which would constitute either a tax evasion facilitation offence or a foreign tax evasion facilitation offence.

3.7 Liora shall immediately inform the Consultant in writing of a Sale.

3.8 The Consultant shall not, without the prior approval of the Board, (i) hire or engage any executive or senior management personnel of Liora except for Steve Myers as the CSO for Liora or (ii) engage or hire any consultants or independent contractors whose annual compensation or other remuneration exceeds more than $75,000 (USD) except for Steve Myers who shall be paid EUR 15,000 per month once the contract is approved by the board.

3.9 The Consultant shall not have the authority to sign or bind Liora in connection with any contract or any other obligation of Liora without the prior approval of the Board except for provision in clause 3.8 and any disclosed agreements that pre-date the Agreement and listed on Schedule 2 attached hereto and miscellaneous expenses properly documented and capped at GBP 3,500 that pre-date the Agreement.

4 FEES

4.1 In consideration for the performance of the Services, Liora shall pay the Consultant (i) a signing bonus of GBP 50,000, exclusive of VAT within two Business Days of the execution of this Agreement and (ii) a monthly retainer of GBP 25,000 per month, exclusive of VAT (the **Retainer**). The Retainer shall be reviewed annually prior to the end of the then current contract year and may be increased by written agreement of the Parties.

4.2 Liora shall pay the Retainer monthly on or before the last day of the month, and each monthly invoice by the Consultant shall be submitted not less than 10 days before the payment is due and payable to a bank account nominated in writing by the Consultant from time to time.

4.3 Without prejudice to any other right or remedy that the Consultant may have, if Liora fails to pay the Consultant any sum due under this Agreement by the due date Liora shall pay interest on the overdue sum from the due date until payment of the overdue sum, whether before or after judgment. Interest will accrue each day at 2 % a year above the Bank of England's base rate from time to time, but at 2 % a year for any period when that base rate is below 0%.

4.4 All sums payable to the Consultant under this Agreement shall be paid in full without any set-off, deduction or withholding.

5 EXPENSES

Liora shall reimburse all reasonable expenses properly and necessarily incurred by the Consultant during the Agreement, subject to production of receipts or other appropriate evidence of payment, with prior approval required in respect of unbudgeted expenses in the approved budget from Chief Executive Officer or Chief Financial Officer of Lixte.

6 OTHER ACTIVITIES

6.1 Nothing in this Agreement shall prevent the Consultant from being engaged, concerned or having any financial interest in any Capacity in any other business, trade, profession or occupation during the Agreement provided that:

(a) such activity does not cause a breach of any of the Consultant's obligations under this Agreement; and

(b) the Consultant shall not engage in any such activity if it relates to a business which directly competes with the Business of Liora or any Group Company without the prior written consent of Liora (such consent not to be unreasonably withheld or delayed).

7 CONFIDENTIAL INFORMATION

7.1 The Consultant acknowledges that during the Agreement he will have access to Confidential Information. The Consultant has therefore agreed to accept the restrictions in this clause 7.

7.2 The Consultant shall not either during the Agreement or for two years after the Termination Date:

(a) use any Confidential Information for his own benefit or for the benefit of any other person, company or organisation whatever;

(b) make or use any Copies; or

(c) disclose any Confidential Information to any person, company or other organisation whatever,

other than to exercise its rights or perform its obligations under this Agreement, as authorised or required by law, or as authorised by Liora.

7.3 The restriction in clause 7.2 does not apply to any Confidential Information which is or comes into the public domain other than through the Consultant's unauthorised disclosure.

7.4 All Confidential Information and Copies shall be Liora's property and on termination of the Agreement, or at Liora's request at any time during the Agreement, the Consultant shall:

(a) hand over all Confidential Information and Copies to Liora;

(b) irretrievably delete any Confidential Information (including any Copies) stored on any magnetic or optical disk or memory, including personal computer networks, personal email accounts, or personal accounts on websites, and all matter derived from such sources which is in his possession or under his control outside Liora's or any Group Company's premises; and

(c) provide a written confirmation that he has complied fully with his obligations under this clause 78.

save that the Consultant may retain Copies where required by applicable law.

7.5 Nothing in this clause 8 shall prevent the Consultant from:

(a) reporting a suspected criminal offence to the police or any law enforcement agency or co-operating with the police or any law enforcement agency regarding a criminal investigation or prosecution;

(b) doing or saying anything that is required by a regulator, ombudsman or supervisory authority;

(c) whether required by law or not, making a disclosure to, or co-operating with any investigation by, a regulator, ombudsman or supervisory authority regarding any misconduct, wrongdoing or serious breach of regulatory requirements (including giving evidence at a hearing);

(d) complying with an order from a court or tribunal to disclose or give evidence;

(e) disclosing information to a regulator for the purpose of establishing and paying (or recouping) tax liabilities arising from the Agreement;

(f) disclosing information to any person who owes the Consultant a duty of confidentiality (which the Consultant and Liora agree not to waive) in respect of information disclosed to them, including legal or tax advisers, persons providing them with medical, therapeutic, counselling or support services; or

(g) making any other disclosure as required by law.

8 INSIDER DEALING AND SECURITIES LAWS COMPLIANCE

8.1 The Consultant acknowledges that, in the course of providing the Services, the Consultant may receive, access or otherwise become aware of information relating to Liora, its Group Companies, customers, suppliers or other counterparties that is confidential, non-public and/or material non-public information for securities law purposes, examples include, upcoming earnings, mergers, product development or management changes (**MNPI**). The Consultant shall keep all MNPI strictly confidential and shall not disclose, use or permit the use of MNPI for any purpose other than the proper performance of the Services.

8.2 The Consultant shall comply at all times with all applicable securities, market abuse and insider trading laws and regulations, including, where applicable, those of the United States (including the Securities Exchange Act of 1934, as amended, and the rules of the U.S. Securities and Exchange Commission) and the rules of The Nasdaq Stock Market LLC, and any other jurisdiction whose laws may be applicable to the Consultant's activities under this Agreement.

8.3 Without prejudice to the generality of clause 8.3, save with the prior written approval of the Board, the Consultant shall not directly or indirectly, while in possession of MNPI:

(a) purchase, sell, subscribe for or otherwise trade in any securities or other financial instruments of Liora or any of its group companies, or any derivative or other instrument whose price or value is linked to such securities; or

(b) recommend, induce, tip or otherwise encourage any other person to engage in any of the activities described in clause 8.3(a).

8.4 The Consultant shall comply with Liora's insider trading, information barrier, disclosure and dealing policies as notified to the Consultant from time to time (the **Insider Trading Policies**). The Consultant acknowledges receipt of, or access to, the current Insider Trading Policies and agrees to familiarise himself, with and adhere to them, including any pre-clearance, blackout period, restricted list and record-keeping requirements. In the event of any conflict between the Insider Trading Policies and this Agreement, the more restrictive provision shall apply.

8.5 The Consultant shall implement and maintain appropriate internal controls and information barriers reasonably designed to prevent unauthorised access to and misuse of MNPI by the Consultant and any of his agents or subcontractors engaged in the performance of the Services (**Relevant Personnel**), and shall restrict access to MNPI to those who have a strict need-to-know for the purposes of performing the Services and who are bound by obligations no less stringent than those set out in this clause.

8.6 Upon becoming aware of any actual or suspected breach of this clause or of the Insider Trading Policies by the Consultant or any Relevant Personnel, the Consultant shall notify Liora without undue delay, provide reasonable details, and cooperate fully with Liora and any competent regulatory or law enforcement authority in any investigation or remedial action.

8.7 The Consultant shall, upon Liora's reasonable request, confirm in writing compliance with this clause and the Insider Trading Policies, and shall promptly return or securely destroy MNPI in accordance with Liora's instructions and any applicable legal hold or retention notice.

8.8 The obligations in this clause are in addition to, and not in substitution for, any other confidentiality or compliance obligations in this Agreement and shall continue for so long as the MNPI remains non-public and, in any event, survive termination or expiry of this Agreement. Breach of this clause shall be deemed a material breach of this Agreement, without prejudice to any other rights or remedies of Liora.

9 DATA PROTECTION

9.1 Liora will collect and process information relating to the Consultant in accordance with Liora's privacy notice for employees and contractors as provided to the Consultant from time to time.

9.2 The parties acknowledge that Liora is established in the United Kingdom and is subject to the Data Protection Act 2018, the UK GDPR and the Data (Use and Access) Act 2025. Accordingly, the provision of the Services will involve the transfer of Personal Data from the United Kingdom to Canada. The Consultant is subject to the Personal Information Protection and Electronic Documents Act (PIPEDA). Therefore, any transfer of Personal Data between Liora and the Consultant shall rely on the adequacy decision for Canada pursuant to Article 45 of the UK GDPR.

9.3 The Services require the Consultant to act as CEO of Liora. In this role, the Consultant may, on behalf of Liora authorise or participate in the transfer of Personal Data between Liora and Lixte. . In such circumstances, the Consultant shall comply with Liora's intra-group data transfer agreement and any internal privacy policies provided to the Consultant from time to time.

9.4 The Consultant and Liora acknowledge that for the purposes of the Data Protection Legislation, Liora is the controller and the Consultant is the processor.

9.5 The Consultant and Liora will comply with the Data Protection Legislation.

9.6 Data processing details:

(a) Scope: performance of the Agreement.

(b) Nature: using the data generally to provide the Services which may include collecting, sorting, saving, transferring, restricting and deleting data.

(c) Purpose: to provide the Services.

(d) Duration: the term of this Agreement.

(e) Types of Personal Data: Identity data, payment data, HR data, special categories of personal data (in the context of employment), and any other types of personal data that may be processed by Liora and to which the Consultant may have access to in the provision of the Services (**Personal Data**).

9.7 The Consultant shall in relation to any Personal Data processed in connection with the Agreement:

(a) process that Personal Data only on written instructions of Liora;

(b) keep the Personal Data confidential;

(c) comply with Liora's reasonable instructions with respect to processing Personal Data;

(d) not transfer any Personal Data outside of the UK unless, in accordance with the Data Protection Legislation, the Consultant ensures that (i) the transfer is to a country approved as providing an adequate level of protection for Personal Data; or (ii) there are appropriate safeguards in place for the transfer of Personal Data; or (iii) binding corporate rules are in place; or (iv) one of the derogations for specific situations applies to the transfer;

(e) assist Liora at Liora's cost in responding to any data subject access request and to ensure compliance with its obligations under the Data Protection Legislation with respect to security, breach notifications, privacy impact assessments and consultations with supervisory authorities or regulators;

(f) notify Liora without undue delay on becoming aware of a Personal Data breach or communication which relates to the Consultant's compliance with the Data Protection Legislation;

(g) at the written request of Liora, delete or return Personal Data (and any copies of the same) to Liora on termination of the Agreement unless required by applicable law requires the storing of the Personal Data; and

(h) maintain complete and accurate records and information to demonstrate compliance with this clause 8.

9.8 The Consultant shall ensure that he has in place appropriate technical or organisational measures to protect against unauthorised or unlawful processing of Personal Data and against accidental loss or destruction of, or damage to, Personal Data, appropriate to the harm that might result from the unauthorised or unlawful processing or accidental loss, destruction or damage and the nature of the data to be protected, having regard to the state of technological development and the cost of implementing any measures.

9.9 The Consultant may only authorise a sub-processor to process Personal Data if:

(a) Liora is provided with an opportunity to object to the appointment of each sub-processor within 15 days after the Consultant supplies Liora with full details in writing regarding such sub-processor; and

(b) the Consultant enters into a written contract with the sub-processor that contains terms no less restrictive than those set out in this clause 9.

9.10 The Consultant shall remain fully liable for all acts or omissions of any third-party processor appointed by him pursuant to this clause 9.9.

10 INTELLECTUAL PROPERTY

10.1 The Consultant assigns to Liora all existing and future Intellectual Property Rights in the Works and the Inventions and of all materials embodying such rights to the fullest extent permitted by law.

10.2 The Consultant waives any moral rights in the Works to which he is now or may at any future be entitled to the extent permitted by applicable law.

10.3 The Consultant undertakes to Liora:

(a) to notify to Liora in writing full details of all Inventions promptly on their creation;

(b) to keep confidential the details of all Inventions;

(c) whenever requested to do so by Liora and in any event on the termination of the Agreement, promptly to deliver to Liora all correspondence, documents, papers and records on all media (and all copies or abstracts of them), recording or relating to any part of the Works and the process of their creation which are in his possession, custody or power;

(d) not to register nor attempt to register any of the Intellectual Property Rights in the Works, nor any of the Inventions, unless requested to do so by Liora; and

(e) to do all acts necessary to confirm that absolute title in all Intellectual Property Rights in the Works and the Inventions has passed, or will pass, to Liora.

10.4 The Consultant warrants that:

(a) he has not given and will not give permission to any third party to use any of the Works or the Inventions, nor any of the Intellectual Property Rights in the Works;

(b) he is unaware of any use by any third party of any of the Works or Intellectual Property Rights in the Works; and

(c) the use of the Works or the Intellectual Property Rights in the Works by Liora will not infringe the rights of any third party.

10.5 The Consultant acknowledges that no further remuneration or compensation other than that provided for in this Agreement is or may become due to the Consultant in respect of the performance of his obligations under this clause.

10.6 The Consultant undertakes to execute all documents, make all applications, give all assistance and do all acts and things, at the expense of Liora and at any time either during or after the Agreement, as may, in the opinion of Liora, be necessary or desirable to vest the Intellectual Property Rights in, and register or obtain patents or registered designs in, the name of Liora and to defend Liora against claims that Works embodying Intellectual Property Rights or Inventions infringe third party rights, and otherwise to protect and maintain the Intellectual Property Rights in the Works.

10.7 The Consultant irrevocably appoints Liora to be his attorney in his name and on his behalf to execute documents, use the Consultant's name and do all things which are necessary or desirable for Liora to obtain for itself or its nominee the full benefit of this clause.

11 WARRANTIES

11.1 The Consultant acknowledges that he has the right to enter into this Agreement, to grant the rights granted herein, and to perform fully all of your obligations in this Agreement.

11.2 The Consultant acknowledges that he is entering into this Agreement with Liora and his performance of the Services do not and will not conflict with or result in any breach or default under any other agreement to which he is subject.

11.3 The Consultant acknowledges that during the term of this Agreement and for a period of 3 months following the termination or expiration of this Agreement, the Consultant shall not make any solicitation to employ Liora's personnel without written consent of Liora in Liora's sole discretion, other than by means of a national advertising campaign not specifically targeted at any of the staff of Liora.

12 LIABILITY

12.1 Subject to clause 12.3, the Consultant's total liability under or in connection with this Agreement, whether in contract, tort (including negligence) or otherwise shall not exceed the total amount of fees paid to Consultant hereunder.

12.2 Subject to clause 12.3, the Consultant shall have no liability, whether in contract, tort (including negligence) or otherwise for:

(a) loss of profits or revenue;

(b) loss of sales or business;

(c) loss of data;

(d) loss of or damage to goodwill or reputation; or

indirect, special or consequential loss.

12.3 Nothing in this Agreement limits of excludes the Consultant's liability for:

(a) death or personal injury;

(b) fraud; or

(c) any liability that cannot legally be limited.

12.4 Unless otherwise set out in this Agreement, conditions, warranties, representations or other terms that might otherwise be implied into this Agreement are, to the fullest extent permitted by law, excluded from this Agreement.

13 TERMINATION

13.1 Without prejudice to either Party's rights or remedies, either Party may terminate the Agreement with immediate effect without notice if at any time:

(a) either Party materially breaches this Agreement, and where such breach is remediable, fails to remedy the breach within 30 days of a written notice to do so; or

(b) the other Party takes or has taken against it (other than in relation to a solvent restructuring) any step or action towards its entering bankruptcy, administration, provisional liquidation or any composition or arrangement with its creditors, applying to court for or obtaining a moratorium, being wound up (whether voluntarily or by order of the court), being struck off the register of companies, having a receiver appointed to any of its assets, or its entering a procedure in any jurisdiction with a similar effect to a procedure listed in this clause 13.1(b); or

(c) the other Party suspends or ceases, or threatens to suspend or cease, carrying on business.

(d) The Agreement will terminate automatically upon the Consultant's death or Incapacity.

13.2 Without prejudice to the Consultant's rights and remedies, the Consultant may terminate the Agreement immediately upon 30 days written notice in the event of a Sale.

14 OBLIGATIONS ON TERMINATION

14.1 Without prejudice to the Consultant's obligations under clause 7, on the Termination Date the Consultant shall:

(a) immediately deliver to Liora all Liora Property which is in his possession or under his control;

(b) upon request, provide a written confirmation that he has complied fully with his obligations under this clause 14, together with such evidence of compliance as Liora may reasonably request.

14.2 On the Termination Date, Liora shall pay to the Consultant all of the Consultant unpaid invoices and interest and, where no invoice has been submitted for Services supplied, the Consultant may submit an invoice which will be payable in accordance with clause 4.

15 STATUS

15.1 The relationship of the Consultant to Liora will be that of independent contractor and nothing in this Agreement shall render the Consultant an employee, worker, agent or partner of Liora and the Consultant shall not hold himself out as such.

16 NOTICES

16.1 Any notice given to a Party under or in connection with this Agreement shall be in writing and shall be:

(a) delivered by hand or by pre-paid first-class post or other next working day delivery service at the address given in this Agreement or as otherwise notified in writing to the other Party; or

(b) sent by email to the following addresses (or an address substituted in writing by the Party to be served):

(a) Liora: gpursglove@lixte.com

(b) Consultant: sidneybraun1@gmail.com

16.2 Unless proved otherwise, any notice shall be deemed to have been received:

(a) if delivered by hand, at the time the notice is left at the address given in this Agreement or given to the addressee; or

(b) if sent by pre-paid first-class post or other next working day delivery service, at 9.00 am on the second Business Day after posting; or

(c) if sent by email, at the time of transmission.

16.3 If deemed receipt under clause 16.2 would occur outside business hours in the place of receipt, it shall be deferred until business hours resume. In this clause 16.3, business hours means 9.00am to 5.00pm Monday to Friday on a day that is not a public holiday in the place of receipt.

16.4 This clause does not apply to the service of any proceedings or other documents in any legal action or, where applicable, any other method of dispute resolution.

17 ENTIRE AGREEMENT

17.1 This Agreement constitutes the entire agreement between the Parties and supersedes and extinguishes all previous and contemporaneous agreements, promises, assurances and understandings between them, whether written or oral, relating to its subject matter.

17.2 Each Party acknowledges that in entering into this Agreement it or he does not rely on, and shall have no remedies in respect of, any statement, representation, assurance or warranty (whether made innocently or negligently) that is not set out in this Agreement.

17.3 Each Party agrees that it or he shall have no claim for innocent or negligent misrepresentation or negligent misstatement based on any statement in this Agreement.

18 ASSIGNMENT

Neither Party shall assign, novate, transfer, mortgage, charge, delegate, declare a trust over or deal in any other manner with any or all of its or his rights and obligations under this Agreement without the prior written consent of the other Party; provided, however, that the Client may assign this Agreement without the consent of the Consultant in connection with any Sale.

19 FORCE MAJEURE

The Consultant shall not be liable for any failure or delay in performing its obligations under this Agreement for so long as, and to the extent that, his performance is prevented, hindered or delayed by event beyond its reasonable control. The Consultant shall promptly notify Liora of any such event and use reasonable endeavours to limit its effect on the performance of its obligations.

20 VARIATION

No variation of this Agreement or of any of the documents referred to in it shall be effective unless it is in writing and signed by the Parties.

21 COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which constitutes a duplicate original, but all the counterparts together constitute the one agreement.

22 THIRD PARTY RIGHTS

22.1 A person who is not a Party to this Agreement shall not have any rights to enforce any of its terms.

22.2 The rights of the Parties to terminate, rescind or agree any variation, waiver or settlement under this Agreement are not subject to the consent of any other person.

23 WAIVER

23.1 A waiver of any right or remedy under this Agreement or by law is only effective if given in writing and shall not be deemed to be a waiver of any subsequent right or remedy.

23.2 A failure or delay by a Party to exercise any right or remedy provided under this Agreement or by law shall not constitute a waiver of that or any other right or remedy, nor shall it prevent or restrict any further exercise of that or any other right or remedy. No single or partial exercise of any right or remedy provided under this Agreement or by law shall prevent or restrict the further exercise of that or any other right or remedy.

24 NO PARTNERSHIP

24.1 Nothing in this Agreement is intended to, or shall be deemed to, establish any partnership or joint venture between the Parties, constitute either Party as the agent of the other Party, or, unless otherwise explicitly set out in this Agreement, authorise any Party to make or enter into any commitments for or on behalf of the other Party.

24.2 Each Party confirms it is acting on its own behalf and not for the benefit of any other person.

25 SEVERANCE

25.1 If any term or provision (or any part of the term or provision) of this Agreement is or becomes invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction where it is not invalid, illegal or unenforceable.

26 GOVERNING LAW

This Agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the laws of England and Wales.

27 JURISDICTION

Each Party irrevocably agrees that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim arising out of or in connection with this Agreement or its subject matter or formation (including non-contractual disputes or claims).

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, this document has been executed as a deed and is delivered and takes effect on the date stated at the beginning of it.

Executed as a deed by **LIORA TECHNOLOGIES EUROPE LTD,** acting by Geordan Pursglove

.... Director

....

[SIGNATURE OF WITNESS]

Name of witness: Danielle Garfield

Address of witness

Occupation of witness Director of Administration

Executed as a deed by **SIDNEY BRAUN**, in the presence of:

.... Consultant

....

[SIGNATURE OF WITNESS]

Name of witness: Tamar Halaly

Address of witness

Occupation of witness Medical Esthetician

SCHEDULE 1
SERVICES

The Consultant shall act as Chief Executive Officer (CEO) of Liora.

The Consultant shall:

- set the strategic vision for Liora;
- create and maintain the Liora annual budget approved by the board of Lixte (the **Annual Budget**);
- manage the executive team at Liora;
- at his sole discretion and subject to the approval of the Board as per clause 3.8 hire or engage any executive or senior management, consultant or independent contractor;
- oversee all operations and financial affairs in accordance with the Annual Budget and the Agreement; and
- report to the Board on a monthly basis to provide a Liora status report.

SCHEDULE 2

- Lease Agreement with UKRI/STFC for the premises at Daresbury.
- Insurance coverage for general liability and employer liability
- Letter of Engagement with FKGB as UK accountants for Liora
- Letter of Engagement with Asserson Law Offices as UK solicitors